Exhibit 10.22

SEVERANCE AGREEMENT AND GENERAL RELEASE

Getty Realty Corp., which maintains its principal offices at 125 Jericho Turnpike, Suite 103, Jericho, New York 11753 (“Getty” or “Company”), and Andrew M. Smith (sometimes referred to as “Mr. Smith”), residing at 54 Heritage Drive, Pleasantville, New York 10570, for himself and his present or former heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”), agree that:

1.   Last Day of Employment.  Employee’s last day of employment with Getty was October 31, 2007 (the “Severance Date”).

2.             Consideration.  In consideration for signing this Severance Agreement and General Release ("Agreement") and compliance with the promises made herein, Getty agrees:

a.  to pay to Employee: (1) in full satisfaction of Employee’s rights to 14,250 restricted stock units (“RSU’s”) under all Restricted Stock Unit Agreements between Employee and Getty, all of which 14,250 RSU’s are fully vested by the terms of the RSUs as of the date hereof, an amount equal to the closing price per share of Getty Realty Corp. common stock on October 31, 2007 ($28.43) multiplied by 14,250 which sum of $405,127.50 (less estimated lawful payroll and withholding deductions) shall be deposited in the Rabbi Trust (hereinafter defined) during the Revocation Period (hereinafter defined in paragraph 13 and held by the Trustee (hereinafter defined) pursuant to the terms of the Rabbi Trust until 5 business days after the end of the six-month period beginning on the Severance Date (as required pursuant to the provisions of Internal Revenue Code Section 409A and the regulations thereunder), on which date the Trustee shall disburse such amount to Employee by bank check or wire transfer or EFT as directed by Employee (Such payment in respect of the RSUs will cancel all rights of Employee under the RSUs);  (2) $196,690.85 as severance, which sum (less lawful payroll and withholding deductions) shall be deposited in the Rabbi Trust during the Revocation Period and disbursed by Trustee to Employee on the first business day after expiration of the Revocation Period, by bank check or wire transfer or EFT as directed by Employee; (3) $36,655.11 (less lawful payroll and withholding deductions) for 36.34 accrued vacation, holiday and sick days and unpaid wages, which sum shall be deposited in the Rabbi Trust during the Revocation Period and disbursed by Trustee to Employee on the first business day after expiration of the Revocation Period, by bank check or wire transfer or EFT as directed by Employee;

b.  contemporaneously with the execution of this Agreement, Employee has delivered to Getty an election of coverage continuation under COBRA with regard to Employee and Employee’s family in accordance with and subject to the terms of Getty’s medical and dental plans (the “Plans”) and COBRA and Getty shall pay the cost of COBRA coverage under the Plans (“COBRA Coverage”); provided, however, that if COBRA Coverage extends beyond October 31, 2008, the cost for such coverage shall be paid by Employee;

c.  Employee has delivered to Getty all necessary documentation to effect a direct rollover of the vested balance in Employee’s Retirement and Profit Sharing Plan (401k) Account with Getty (approximately $100,000), and Getty, if it has not done so already, shall direct and otherwise cause the plan administrator to wire transfer or EFT such balance, within ten business days after expiration of the Revocation Period, in accordance with Employee’s direct rollover instructions; and,

d.  to direct and otherwise cause the plan administrator to wire transfer or EFT to the Trustee for deposit into the Rabbi Trust the  Employee’s vested balance in the Supplemental Retirement Plan Account with Getty which value was approximately $58,995.70 as of October 31, 2007, less estimated lawful payroll and withholding deductions, which sum shall be held until 5 business days after the end of the six-month period beginning on the Severance Date  (as required pursuant to the provisions of Internal Revenue Code Section 409A and the regulations thereunder), on which date the sum shall be disbursed to Employee by the Trustee by bank check or wire transfer or EFT as directed by Employee.

For purposes hereof, the term “Rabbi Trust” shall mean the escrow account established with the firm of Handsman and Kaminsky, LLP and the term “Trustee” shall mean “Handsman and Kaminsky, LLP.”

3.           No Consideration Absent Execution of this Agreement.  Employee understands and agrees he would not receive all of the monies and benefits specified in or in the manner described in Paragraph 2 above or otherwise identified in this Agreement as consideration, except for his execution of this Agreement and the fulfillment of the promises contained herein, and Getty understands that Employee would not be executing this Agreement and providing a release of rights to restricted stock units and all other claims of every and any kind, known or unknown, including but not limited to those in connection with the severance of his employment, if he was not receiving all of the monies and benefits specified in or in the manner described in Paragraph 2 and elsewhere in this Agreement.

4.           General Release of Claims and Indemnification.

a.           Except with respect to Getty’s performance of its obligations under this Agreement, and as hereinafter expressly provided in this Paragraph 4 below, Employee knowingly and voluntarily releases and forever discharges Getty and any present or former parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof (and their respective heirs, successors and assigns), both individually and in their business capacities, and their employee benefit plans and programs and their administrators, fiduciaries and functionaries (collectively referred to throughout this Agreement as “Employer”), of and from any and all claims, known and unknown, Employee has or may have against Employer as of the date of execution of this Agreement by Employee, including, but not limited to any alleged violation of any State or federal law (statutory or common law), regulation or ordinance (as the same may have been amended) or any company policy, plan or program.  Except as to his right to receive the payments provided in Paragraph 2 above, Employee waives and releases all rights and claims Employee may have against Employer for salary, bonus, benefits, restricted stock units, stock options, dividends or for any other thing whatsoever.  This general release of all claims includes, but is not limited to, claims arising under:

•	Title VII of the Civil Rights Act of 1964;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967;

•	The Sarbanes-Oxley Act;

•	The Workers Adjustment and Retraining Notification Act;

•	The Occupational Safety and Health Act;

•	The Fair Credit Reporting Act;

•	The New York State Executive Law (including its Human Rights Law);

•	The New York City Administrative Code (including its Human Rights Law);

•	The New York State Labor Law;

•	The New York wage, wage-payment and wage–hour laws;

•
Any other federal, state or local civil, human rights, bias, whistleblower, securities, real estate, tax, accounting, discrimination, retaliation, compensation, employment, labor or other local, state or federal law, regulation or ordinance of any kind;

•	Any amendments to the foregoing laws;

•	Any benefit, payroll or other plan, policy or program;

•	Any public policy, contract, third-party beneficiary, tort or common law claim; or,

•	Any claim for costs, fees, or other expenses including attorneys’ fees.

b.           In further consideration hereof, Employer knowingly and voluntarily releases and forever discharges Employee of and from any and all claims, known and unknown, Employer has or may have against Employee as of the date of execution of this Agreement by Employer, including, but not limited to, any alleged violation of any State or federal law (statutory or common law), regulation or ordinance (as the same may have been amended) or any company policy of Getty; and,

c.           The parties agree that Mr. Smith shall be indemnified to the fullest extent permitted by the Maryland General Corporation Law, the Company’s By-laws, Charter, rules and regulations and to the same extent as similarly situated officers of Getty, including, but not limited to, its President, Chief Executive Officer or Chief Financial Officer for acts undertaken with respect to his duties as an employee of Getty.  It is agreed further that Mr. Smith shall be a covered insured under the Company’s directors and officers liability insurance policy to the same extent as the President, Chief Executive Officer or Chief Financial Officer and similarly situated officers of the Company.  It further is agreed if the Company is sold, it shall cause the sale or merger agreement to require the successor to comply fully with this covenant.

5.           Acknowledgments and Affirmations.

a.           Employee and Employer each affirms to the other that it has not filed, caused to be filed, and presently is not a party to any claim filed against the other and has released any and all claims not explicitly preserved by Employee to receive the consideration provided hereunder;

b.           Employee affirms he has no known workplace injuries, diseases or occupational illnesses and further affirms that he is unaware of any facts that could be the basis for a claim of discrimination against the Employer;

c.           Employee affirms he will continue to maintain the confidentiality of Employer’s confidential and other non-public information consistent with Employer’s policies attorney-client privileges, and common law, except as compelled by judicial process or court or governmental order or proceeding;

d.           Employee also affirms that upon receipt of the consideration to be paid or provided to Employee under Paragraph 2 hereof, he will have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled based on services performed and Employee’s execution of this Agreement,  subject to terms of this Agreement.  Employee affirms that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

e.           Both Employer and Employee acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding, to the extent permitted by law, before the U.S. Equal Employment Opportunity Commission providing that Employee shall not be entitled to recover any individual monetary relief or other individual remedies;

f.           In the event any claim is made by Employee that is not barred  by this Agreement and any remedy is provided upon such a claim by Employee, all monies paid hereunder shall be a set–off against and shall be used to satisfy any relief or recovery award to Employee and if Employee files any claim of any kind whatsoever, not explicitly preserved by Employee under this Agreement (excluding cross, counter or similar claims that he may bring in response to any claim brought against him by Getty), he shall return all of the consideration paid under Paragraph 2 above and shall pay the cost of the legal fees incurred by Employer to defend that action, subject to applicable law; and,

g.           Employee represents he has returned all of Employer’s equipment (except the Dell Latitude 430, Magellan 2000, Blackberry and Canon camera, which he shall be permitted to retain in consideration hereof) and has no knowledge that he has any original or copies of any Company documents and information, regardless of the form, and agrees to return such documents and information, or forward to the asmith@gettyrealty.com e-mail account any e-mails regarding Company business received or sent from any e-mail account under his control that have not been deleted, if he finds any in his possession and will thereafter purge any Company data stored in any electronic form in his possession prior to the end of the Revocation Period.

6.           Confidentiality.

a.           Employee shall not, from the date of this Agreement, except as compelled by law or court order or administrative agency proceeding, or except to the extent of the publicly available information regarding the same, publicize or disclose to any person or entity (excluding Employee’s immediate family, attorney and tax advisor, as set forth in section 6.b., below, who themselves shall adhere to all confidentiality covenants herein upon being provided such disclosure), any term of or the making of this Agreement or the facts or circumstances relating to the making of this Agreement.  This covenant of complete confidentiality includes, but is not limited to, the terms or the making of this Agreement and Employee’s receipt of the payments hereunder, including the amount of said payments, except to the extent of the publicly available information regarding the same;

b.           Consistent with section 6.a. above, other than to discuss the terms hereof with Employee’s immediate family, attorney and tax advisor (each of whom must first agree not to make any disclosure that Employee himself could not make), Employee will not disclose to anyone any fact, document or other information produced or obtained in connection with this Agreement or which Employee obtained as a consequence of being employed by Getty, except to the extent of the publicly available information regarding the same.  Employee shall be liable for any damages caused by his own or any other person’s established violation of this covenant or any other clause of this Agreement (provided such person is not testifying or making disclosure in response to legal process and is one to whom Employee has disclosed any fact, document or other information produced or obtained in connection with this Agreement);

c.           Employee further agrees he will not, contact any current or former Getty employees other than Getty’s CEO (or his designee) and the CFO (but only with respect to benefits and payments due under the Agreement), to discuss the terms of this Agreement, the circumstances giving rise to the parties’ entering into this Agreement or his separation from employment except to the extent of the publicly available information regarding the same and except that Employee shall be permitted to say that he resigned in order to pursue other business interests;

d.           Employee confirms that, as of the date of the execution of this Agreement, he has not told anyone about the terms of this Agreement or the payments being made hereunder other than his immediate family, present attorney, tax advisor, Getty’s outside corporate counsel, Handsman & Kaminsky LLP and the EVP (Kevin Shea) and CFO (Tom Stirnweiss) of Getty;

e.           Employee affirms that he has returned, or prior to the end of the Revocation Period will return, (or in the case of Company business communicated in e-mails received or sent on e-mail accounts under his control, Employee has or will forward such to asmith@gettyrealty.com), all of Employer’s equipment in his possession or control (except the Dell Latitude 430, the Magellan 2000, Blackberry and Canon camera, which he shall be permitted to retain in further consideration of this Agreement), as well as all originals and copies of any Company documents, e-mails and information, regardless of the form.  Employee will thereafter purge any Company data stored in any electronic form in his possession prior to the end of the Revocation Period. Employee also affirms he is in possession (or prior to receiving the payments under Paragraph 2 above will be in possession) of all of his own personal property that he had at Employer’s premises and that Employer is not in possession of any of Employee’s property;

f.           Employee acknowledges that during the course of his employment, he had access to information that is confidential and proprietary to Employer and not publicly available (“Confidential Information”).  Employee agrees Employer had no obligation to specifically identify any information as Confidential Information for it to be entitled to protection as such.  For purposes of this Agreement, Confidential Information shall include all information that is not publicly available and concerns the business affairs of Employer or its tenants.  Except as compelled by law or court order or subpoena or administrative agency proceeding, Employee agrees not to disclose to any person any Confidential Information without the prior written consent of Employer;

g.           Employee understands and agrees that violation of this paragraph or violation any other material provision of this Agreement will constitute a material breach of this Agreement, which will cause Employer to suffer immediate, substantial and irreparable injury and which will be a sufficient basis for an award of injunctive relief and monetary damages (without affecting the remainder of this Agreement) as well as providing Getty with the right to cease providing any outstanding consideration without affecting Employee’s release of claims, to the extent permitted by law;

h.           Getty itself and its senior management will provide a letter of reference and will not discuss the circumstances of Mr. Smith’s employment or the cessation thereof other than as provided by paragraph 7, hereafter; and,

i.           In addition to the specific obligations regarding the confidentiality of this Paragraph 6, Employee agrees that he will not discuss, disclose or otherwise publicize any business or legal dealings of the Company, or of its current or former shareholders, officers, directors, employees, insurers, attorneys or agents.  This prohibition is absolute, and includes verbal, written and electronic communications (such as e-mails and computer “blogs”).  Nothing in this Agreement will prevent Employee from responding truthfully in response to any lawfully-issued subpoena, but since he was Getty’s General Counsel (and to the extent not compromised because he also was Getty’s President), all ethical, privilege and confidentiality obligations apply in full, and nothing herein shall be deemed to limit in any way Employee’s compliance with any court order, or judicial or administrative order or subpoena.  Employee agrees to notify Employer of the receipt of same (unless notification is prohibited by governmental order).  If Employee shall require the advice of legal counsel in connection with his response or compliance with any such subpoena or order, Employer shall arrange for, reasonably select (in the same class as DLA Piper LLP) and compensate such attorney.

7.           Non-Disparagement.  Employee and Getty, by its senior officers (and Getty will direct, and be responsible for compliance by, its President, Executive Vice President, and Chief Financial Officer and similarly situated officers) agree not to defame, disparage or demean each other in any manner whatsoever.  Both parties agree that Employee’s departure from Getty shall be described only as a resignation by Employee to pursue other business interests.  The parties agree that Getty shall not issue any press release with regard to Employee’s departure from Getty.

8.           Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions to create binding general mutual releases.  In the event Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement.  Before doing so, the party alleging a breach occurred shall provide at least ten (10) days notice to the other party and an additional ten (10) days after notice is received to permit the other party to remedy the alleged breach.

9.           Severability. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, the parties agree the court shall have the authority to modify, alter or change the provision(s) in question to make the Agreement legal and enforceable. If this Agreement cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  If the general release language is found to be illegal or unenforceable, Employee agrees to execute a binding replacement release (consistent with this Agreement) without further consideration.  In the event Employee refuses to execute a binding replacement release, he agrees to return all consideration paid pursuant to this Agreement immediately.

10.           Amendment.  Except as provided in the preceding paragraph, this Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

11.           Resolution of Disputes. Any controversy or claim arising out of this Agreement, or the breach thereof, shall be decided by the U.S. District Court for the Eastern District of New York sitting in Suffolk County or the New York State Supreme Court in and for Nassau County.  All such claims shall be adjudicated by a judge sitting without a jury.

12.           Availability for Advice.  Employee agrees that, without additional compensation, he will cooperate with, and provide assistance to, Getty during November and December 2007, and thereafter from time to time, as his schedule reasonably allows, in connection with the transitioning of the real estate, litigation, environmental and corporate or other matters he was managing, and those he managed during the term of his employment.  Employee’s availability to provide such assistance may be by telephone, email or in person as may be reasonably necessary (as determined reasonably by Employee).

13.           Nonadmission of Wrongdoing.  The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

14.          Revocation.  Employee may revoke this Agreement at any time during the seven (7) calendar days following the day he executes this Agreement (the “Revocation Period”).  Any revocation within this period must be submitted, in writing, to Leo Liebowitz, Chairman and CEO, and state, “I hereby revoke my acceptance of our Severance Agreement and General Release.”  The revocation must be personally delivered to Leo Liebowitz or his designee, or mailed to Leo Liebowitz and postmarked within seven (7) calendar days of execution of this Agreement.  If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

15.           Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.  Employee acknowledges that he has not relied on any representation, promise, or agreement of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

16.           Section Headings.  Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same agreement.  This Agreement will not become enforceable until executed by both the Employer and Employee.

18.           Legal Fees.  Each party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and settlement of this Agreement.  In the event that the payments required to be made to or for the benefit of Employee under Paragraph 2 above are not timely paid, after the remedial protocol set forth in Paragraph 8 is utilized, but payment is not received and Employee commences any action or proceeding to enforce such provisions and to cause such payments to be made, and if Employee prevails in such action or proceeding, then Employee shall be entitled to reimbursement of his attorneys’ fees and costs incurred in connection with such action or proceeding. If a trust is established as set forth hereinabove, Employee shall bear the full cost of establishing and maintaining said trust.

19.           Competence to Waive Claims.  At the time of considering or executing this Agreement, Employee was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired.  Employee is competent to execute this Agreement and knowingly and voluntarily waives any and all claims he may have against Employer.  Employee certifies that he is not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair his right or ability to waive all claims he may have against Employer.

EMPLOYEE ACKNOWLEDGES HE HAS BEEN ADVISED THAT HE HAS TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.  EMPLOYEE ALSO CONFIRMS THAT HE RECEIVED THE INITIAL DRAFT HEREOF ON OCTOBER 29, 2007.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 2 ABOVE, AND ELSEWHERE IN THIS AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER AS OF THE DATE EXECUTED BY EMPLOYEE (OTHER THAN CLAIMS RELATED TO GETTY’S PERFORMANCE UNDER THIS AGREEMENT).

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

GETTY REALTY

By:	/s/ Andrew M. Smith	By:	/s/ Leo Liebowitz
	Andrew M. Smith		Leo Liebowitz
Chairman and CEO

Date:	11/13/07	Date:	11/13/07

15